Grubb & Ellis Apartment REIT Reports 2009 Distributions and FFO and FFO As Adjusted

SANTA ANA, Calif. (March 23, 2010) – On Friday, March 19, 2010, Grubb & Ellis Apartment REIT, Inc. filed its 2009 Annual Report on Form 10-K with the United States Securities and Exchange Commission. In connection with that report, the following is information regarding the company’s 2009 distributions and Funds From Operations (“FFO”) and FFO As Adjusted.

For the twelve months and three months ended December 31, 2009, Grubb & Ellis Apartment REIT declared distributions of $9,999,000 and $2,518,000, respectively. For the same twelve and three month periods, the company generated FFO of $6,135,000 and $1,840,000, respectively. Thus, FFO covered 61 percent of the company’s 2009 distributions and 73 percent of the company’s fourth quarter 2009 distributions. For the same twelve and three month periods, Grubb & Ellis Apartment REIT had FFO As Adjusted of $6,939,000 and $2,018,000, respectively. Thus, FFO As Adjusted covered 69 percent of the company’s 2009 total distributions and 80 percent of the company’s fourth quarter 2009 distributions. (See the reconciliation of FFO and FFO As Adjusted to net loss, as well as the calculation of FFO coverage and FFO As Adjusted coverage, below.)

Grubb & Ellis Apartment REIT’s management utilizes FFO and FFO As Adjusted in evaluating the operating performance of its real estate investments. FFO and FFO As Adjusted are supplemental performance measures not in accordance with U.S. generally accepted accounting principles (“GAAP”). FFO, which is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and widely recognized as a measure of operating performance of a real estate company, excludes items such as real estate depreciation and amortization, and gains and losses on the sale of real estate assets. In addition to real estate depreciation and amortization and gains and losses on the sale of real estate assets, FFO As Adjusted excludes mezzanine interest expense on the lines of credit and unsecured note payables to an affiliate incurred in connection with the acquisition of properties and amortization of debt discount.

Grubb & Ellis Apartment REIT believes that FFO and FFO As Adjusted are more representative of the operating performance of its real estate portfolio. As such, the company believes FFO and FFO As Adjusted, in addition to net income (loss) and cash flows from operating activities, as defined by GAAP, are meaningful supplemental performance measures and are useful in understanding how our management evaluates ongoing operating performance. However, FFO and FFO As Adjusted are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of the performance of Grubb & Ellis Apartment REIT.

“Grubb & Ellis Apartment REIT clearly made significant improvement in its operations in 2009 and financial results were enhanced as a result of significant fee reductions by our sponsor,” said Stanley J. Olander Jr., chairman and chief executive officer. “We anticipate continued improvements in operations in 2010.”

The following is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to FFO and FFO As Adjusted, and the calculation of FFO coverage and FFO As Adjusted coverage for the twelve and three months ended December 31, 2009:

	Twelve Months Ended	Three Months Ended
	December 31, 2009	December 31, 2009

Net loss	$(5,719,000)	$(1,090,000)
Add:
Depreciation and amortization — consolidated properties	11,854,000	2,930,000

FFO	$6,135,000	$1,840,000

Mezzanine interest expense	668,000	144,000
Amortization of debt discount	136,000	34,000

FFO As Adjusted	$6,939,000	$2,018,000

Distributions declared	$9,999,000	$2,518,000

FFO coverage	61%	73%

FFO As Adjusted coverage	69%	80%

About Grubb & Ellis Apartment REIT

Grubb & Ellis Apartment REIT, Inc. is a publicly registered, non-traded real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments.  Grubb & Ellis Apartment REIT is seeking to raise up to approximately $1 billion in equity and to acquire a diversified portfolio of apartment communities with stable cash flows and growth potential in select U.S. metropolitan markets.  Grubb & Ellis Apartment REIT has acquired a geographically diverse portfolio of 13 apartment properties valued at approximately $341 million, based on purchase price.

 Grubb & Ellis Apartment REIT is sponsored by Grubb & Ellis Company (NYSE: GBE). Named to The Global Outsourcing 100™ in 2009 by the International Association of Outsourcing Professionals™, Grubb & Ellis is one of the largest commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

This announcement contains forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) relating to the business and financial outlook of Grubb & Ellis Apartment REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of common stock of Grubb & Ellis Apartment REIT, Inc., as well as the risk factors detailed from time to time in the periodic reports of Grubb & Ellis Apartment REIT, Inc., as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and Grubb & Ellis Apartment REIT, Inc. undertakes no obligation to update any such statements that may become untrue because of subsequent events. Grubb & Ellis Apartment REIT, Inc. claims the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.